Element Solutions Inc
Conflict Minerals Report

This Conflict Minerals Report of Element Solutions Inc ("Element Solutions," "we," "us," or "our") for the reporting year from January 1, 2018 to December 31, 2018 (the "Reporting Year") has been prepared pursuant to Rule 13p-1 of the Securities Exchange Act of 1934, as amended. Rule 13p-1 imposes certain reporting obligations on issuers whose manufactured products contain Conflict Minerals (as defined herein), which are necessary to the functionality or production of their products. "Conflict Minerals" are defined by the Securities and Exchange Commission (the "SEC") as cassiterite, columbite-tantalite, gold, wolframite, and their derivatives: tin, tantalum, tungsten, and gold.

In the fourth quarter of 2018, our reportable business segments were modified as a result of the classification of our former Agricultural Solutions segment as discontinued operations and the subsequent separation of our former Performance Solutions segment into two segments: Electronics and Industrial & Specialty. Products of our former Agricultural Solutions segment, which was sold on January 31, 2019, were determined not to include any Conflict Minerals. However, certain products manufactured, or contracted to be manufactured, by our Electronics and Industrial & Specialty segments (formerly, our Performance Solutions segment) contain tin, tungsten and/or gold necessary to the functionality or production of those products.
Element Solutions' policy is to not knowingly purchase Conflict Minerals that, directly or indirectly, finance or benefit armed groups in the Democratic Republic of the Congo or any adjoining country (each a "Covered Country" and collectively, the "Covered Countries"). This conflict minerals policy is publicly available on Element Solutions' website at www.elementsolutionsinc.com under "Investors - Corporate Governance - Governance Documents."
The statements below are based on the due diligence activities performed to date and on the information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, incomplete supplier data or a lack of available smelter data, errors or omissions by suppliers or smelters, evolving confirmation of smelters and incomplete information from industry or other third-party sources.
Supply Chain Due Diligence
Our Electronics and Industrial & Specialty segments formulate and market dynamic chemistry solutions that are used in several key industries, including electronic circuitry, semiconductor, communications infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy. Our supply chain is complex as there are multiple tiers between our company and the mines from which the Conflict Minerals we use originate. Accordingly, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals included in our products.
Element Solutions has a cross-functional team responsible for implementing processes related to the responsible sourcing of Conflict Minerals, including the compliance, procurement, supply chain and legal functions. Our due diligence process and its implementation are intended to conform in all material respects to the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, and the supplements for each Conflict Mineral. For the Reporting Year, our reasonable country of origin inquiry ("RCOI") efforts to determine the origin of such Conflict Minerals included:

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determining, within each of our Electronics and Industrial & Specialty segments, which products contain a Conflict Mineral that is necessary to the functionality or production of such products (as determined, the "CM Products");

•	identifying the direct suppliers of the Conflict Minerals contained in the CM Products (as identified, the "CM Suppliers");

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requesting data from all CM Suppliers, as described below, and having those CM Suppliers request similar information within their supply chains to identify the original sources of any Conflict Minerals;

•	reviewing responses received from the CM Suppliers and, where needed, following up on inconsistent, incomplete and/or inaccurate responses; and

•	sending reminders to CM Suppliers who did not respond.
For the Reporting Year, our RCOI data requests to all CM Suppliers consisted in sending each CM Supplier (i) a Conflict Minerals Certification and Agreement, which requires that each CM Supplier certify that no Conflict Minerals sold to Element Solutions during the Reporting Year originated from any Covered Country based on such supplier's own due diligence, and (ii)

the latest Conflict Minerals Reporting Template ("CMRT") questionnaire created by the Responsible Minerals Initiative ("RMI") funded by the Responsible Business Alliance, formerly the Electronic Industry Citizenship Coalition (EICC), and the Global e-Sustainability Initiative (GeSI). The CMRT requires that each CM Supplier provide information on (i) the Conflict Minerals contained in the CM Products sold to Element Solutions during the Reporting Year and (ii) the source of such Conflict Minerals, including their country of origin and the names and locations of the smelters used.
We received responses from 100% of our CM Suppliers. All CM Suppliers' responses were reviewed against (i) Element Solutions' Conflict Minerals policy, which requires all its suppliers to comply with applicable laws and regulatory requirements and to source Conflict Minerals only from conflict-free sources, (ii) publicly available information maintained by the RMI or posted on the Internet, and (iii) information obtained through a third-party general screening application tool to assist us in determining whether a smelter was sourcing Conflict Minerals in a socially responsible manner. The Responsible Minerals Assurance Process ("RMAP"), the due diligence program of the RMI, uses an independent third-party audit to identify smelters and refiners that have systems in place to assure sourcing of only conflict-free materials. A list of smelters and refiners that meet the standards of the audit are published on the RMI website. If a smelter was included on the RMAP's Conformant Smelter & Refiner List (the "Conflict Free Smelter List") maintained by the RMI, we determined that we would rely on the results of that third-party audit for purposes of the risk assessment with respect to the Conflict Minerals in our supply chain and the evaluation of whether the smelters identified by the CM Suppliers of these Conflict Minerals have effective due diligence practices.
Results of Supply Chain Due Diligence
Notwithstanding executing the good faith RCOI described above, we have not been able to establish the conflict status of certain Conflict Minerals contained in our CM Products due to the unavailability of complete information across our broad and deep supply chain. In addition, most of the CM Suppliers' responses represented their supply chain at a company-level rather than being product-specific. Therefore, the list of processing facilities contained in their CMRTs may have contained more facilities than those that actually process the Conflict Minerals contained in our CM Products. Among these facilities, certain smelters or refiners reported by the CM Suppliers were indicated as known or reasonably believed to source minerals from the Covered Countries. These smelters or refiners, however, were certified by the RMI as compliant smelters or refiners only sourcing in conflict-free regions of Covered Countries. All other smelters identified by the CM Suppliers were also validated as compliant on the Conflict Free Smelter List or through our third-party general screening application tool with no indication of Covered Country sourcing.
Ongoing Improvements to Due Diligence Process
Our due diligence and RCOI processes are based on the necessity of gathering information from our direct CM Suppliers, and then, in turn, these suppliers seeking similar data from other downstream companies. Such sources of information may yield inaccurate or incomplete information. As a result, we, and other downstream companies, rely on the Conflict Free Smelter List maintained by the RMI. Based on the results of this Reporting Year's due diligence, our intention is to continue to improve our internal process and risk mitigation strategies while working with our CM Suppliers on the completeness and quality of their responses. In this context, we have implemented contractual terms indicating our expectations for disclosure by CM Suppliers in order to improve our ability to track the original sources of any Conflict Minerals in our supply chain.
This Conflict Minerals Report is publicly available on our website at www.elementsolutionsinc.com under "Investors - Corporate Governance - Governance Documents." The content of our website is indicated for general information purposes only and is not incorporated by reference herein.
Forward-Looking Statements
This Conflict Minerals Report contains“forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements can be identified by words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "estimate," "predict," "believe," "seek," "continue," "outlook," "may," "might," "should," "can have," "likely," "potential," "target," and variations of such words and similar expressions. The principal forward-looking statements in this Conflict Minerals Report include statements about our intention to continue to improve our internal process and risk mitigation strategies and to work with our CM Suppliers in order to improve our ability to track any Conflict Minerals in our supply chain. Forward-looking statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors, which include, among others, (i) the implementation of satisfactory traceability and other compliance measures by our direct and indirect CM Suppliers, (ii) changes in the Conflict Minerals Rule and other political and regulatory developments relating to the sourcing of Conflict Minerals, and (iii) those factors set forth in the Risk Factors sections of our periodic filings with the SEC. Any forward-looking statement in this Conflict Minerals Report is based only on information currently available to Element Solutions and speaks only as of the date on which it is made. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.